June 11, 1998

Metropolitan Health Networks, Inc.
5100 Town Center Circle, Suite 560
Boca Raton, Florida 33486

         Re: Registration Statement on Form S-8 - Metropolitan Health Networks,
             Inc. - Common Stock issued pursuant to a Stock Compensation
             Agreement

Gentlemen:

         This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission (the "Commission") with respect to the registration by Metropolitan Health Networks, Inc. (the "Company") of an aggregate of 30,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), issued by the Company to Jan Atlas, Esq. and Charles Pearlman, Esq. pursuant to a Stock Compensation Agreement (the "Agreement").

         In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Agreement, the Company's Certificate of Incorporation (as amended), By-Laws and corporate minutes provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company and we express no opinion thereon.

         Based upon and in reliance of the foregoing, we are of the opinion that the shares of Common Stock when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Commission.

                                     Very truly yours,

                                     ATLAS, PEARLMAN, TROP & BORKSON, P.A.

                                     /s/ Atlas, Pearlman, Trop & Borkson, P.A.
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